Exhibit 10.1

THIS AGREEMENT IS SUBJECT TO ARBITRATION PURSUANT TO THE COMMERCIAL ARBITRATION RULES OF THE JUDICIAL ARBITRATION AND MEDIATION SERVICES (THE “JAMS”) AS SUCH RULES MAY BE MODIFIED HEREIN OR AS OTHERWISE AGREED BY THE PARTIES IN CONTROVERSY.

DISCLOSURE: THERE ARE MEMBERS OF THE SELLING ENTITY THAT ARE LICENSED BROKERS AND SALESPEOPLE WITH NAI EARLE FURMAN, LLC.

STATE OF SOUTH CAROLINA	)
	)	CONTRACT OF SALE AND PURCHASE
COUNTY OF GREENVILLE	)

THIS CONTRACT OF SALE AND PURCHASE (hereinafter referred to as the “Agreement”) is made and entered into as of the date this Agreement is executed by both the hereinbelow defined Seller and Buyer and an executed original thereof is delivered to Buyer (the “Effective Date”) by and among Appian-Brookfield South 48, LLC, a South Carolina limited liability company, (50% Undivided TIC Interest) and Appian-Brookfield TIC, LLC, a South Carolina limited liability company, (50% Undivided TIC Interest) (hereinafter collectively, referred to as “Seller”) and Medalist Fund Manager, Inc., a Virginia Corporation, its successors or assigns (hereinafter referred to as “Buyer”).

WITNESSETH:

In consideration of the mutual covenants and agreements set forth below to be kept and performed, the hereinbelow defined Earnest Money, and other good and valuable consideration passing between the parties, the receipt and sufficiency of which is hereby acknowledged, the parties covenant and agree that Seller shall sell to Buyer, and Buyer shall purchase from Seller, the Property described below for the price and upon the terms and conditions specified herein:

1.           THE PROPERTY. Seller agrees to sell, convey, assign, transfer and deliver to Buyer and Buyer agrees to purchase, acquire and take from Seller:

(a)          The property containing approximately 7.879 acres commonly known as 48 Brookfield Oaks Drive, Greenville, South Carolina 29607, being more particularly described on Exhibit “A” attached hereto and incorporated herein by reference (the “Land”);

(b)          All improvements situated on the Land described in (a) above, including, but not limited to an industrial/flex building containing ±64,884 square feet (the “Building”) located on the above described Land, including all equipment, fixtures, appliances, mechanical, heating, ventilating, air conditioning, plumbing and electrical systems and equipment and other improvements of any and every nature located on the Land;

(c)          All personal property situated on the Land described in (a) above excluding any portion thereof owned by the tenants of the Property (as hereinafter defined); and

(d)          All easements, hereditaments and appurtenances thereunto belonging or in any way appertaining to the land described in (a) above.

(e)          All of Seller’s right, title and interest in and to the telephone numbers and listings for the Property (other than telephone numbers and listing owned by Seller’s property manager); all master keys and keys to common areas, if any.

All of the property and rights described in (a), (b), (c) and (d) above are hereinafter collectively referred to as the “Property”.

The exact legal description of the Property shall be determined by a survey to be prepared by a certified engineer or surveyor, as provided by Buyer’s surveyor and made a part hereof.

2.           EARNEST MONEY. Within three (3) business days after Buyer’s receipt of a fully executed original of the Agreement from Seller, Buyer shall deliver to Bell Carrington Price & Gregg, Attn: Brian Price, as escrow agent hereunder (hereinafter referred to as “Escrow Agent”), an earnest money deposit in the amount of Fifty Thousand and No/100 Dollars ($50,000.00) as an Initial Earnest Money Deposit (the “Initial Deposit”) and, if not terminated by Buyer prior to the expiration of the Inspection Period, an additional Fifty Thousand and No/100 Dollars ($50,000.00) as Earnest Money (the “Additional Deposit”) with Escrow Agent within three business (3) days after the expiration of the Inspection Period which both the Initial Deposit and the Additional Deposit shall immediately become non-refundable upon expiration of the Inspection Period, subject to Seller default or the failure to satisfy the conditions to Closing. The Initial Deposit and the Additional Deposit hereinafter sometimes collectively referred to as the “Earnest Money.”

Escrow Agent agrees to hold and disburse the Earnest Money in a trust account in accordance with the terms of this Agreement. All Earnest Money shall be applied toward the Purchase Price at Closing (as that term is hereinafter defined) if Closing occurs.

3.           ESCROW AGENT. The Earnest Money shall be held by the Escrow Agent until the Closing Date or sooner termination of this Agreement and Escrow Agent shall deposit the Earnest Money in an IOLTA Trust Account in which all interest is paid to the SC Bar Foundation. In the event the Closing shall occur in accordance with the provisions of this Agreement, then, Seller and Buyer shall deliver to Escrow Agent written instructions directing Escrow Agent to deliver the Earnest Money to Seller. Subject to the provisions of Section 6 of this Agreement governing return of the Earnest Money following Buyer’s termination prior to the expiration of the Inspection Period, if, for any reason, the Closing does not occur pursuant to the provisions of this Agreement and either party makes a written demand upon Escrow Agent, by registered or certified mail (return receipt optional), or Federal Express, for the payment of the Earnest Money, then Escrow Agent shall give written notice in accordance with the provisions hereof to the other party of the receipt of such demand. If Escrow Agent does not receive a written objection from the other party to the proposed payment of the Earnest Money pursuant to the demand within ten (10) days after the delivery of such notice by Escrow Agent, Escrow Agent is hereby authorized to make such payment in accordance with the aforesaid demand. If Escrow Agent receives written objection from the other party to the proposed payment of the Earnest Money pursuant to the aforesaid demand within such ten (10) day period or if, for any other reason, Escrow Agent in good faith shall elect not to make such payment, Escrow Agent shall continue to hold the Earnest Money until otherwise directed by written instructions from Seller and Buyer or a final judgment of a court of competent jurisdiction. Escrow Agent, however, shall have the right at any time to deposit the Earnest Money with the clerk of any court of competent jurisdiction in the state where the Property is located, and Escrow Agent shall give written notice of such deposit to the Seller and the Buyer, and upon such deposit being made, Escrow Agent shall be discharged from all obligations and responsibilities hereunder. The parties acknowledge that Escrow Agent is acting solely as a stakeholder at their request and for their convenience, that Escrow Agent may act upon any writing believed by it in good faith to be genuine and to be signed and presented by the proper person, that Escrow Agent shall not be deemed to be the agent of either of the parties, and that Escrow Agent shall not be liable to either of the parties for any act or omission on its part unless taken or suffered in bad faith, in willful disregard of this Agreement or involving gross negligence. Escrow Agent shall have no duties or responsibilities except as set forth herein. Escrow Agent shall not be bound by any modification of the Agreement unless the same is in writing and signed by the Buyer and Seller and if Escrow Agent’s duties hereunder are affected, unless Escrow Agent shall have given prior written consent thereto. The Seller and Buyer hereby jointly and severally indemnify and hold the Escrow Agent harmless from and against all costs, claims and expenses (including reasonable attorney’s fees) incurred in connection with the performance by the Escrow Agent of its duties in accordance with the provisions of this Section of this Agreement.

4.           PURCHASE PRICE. The total purchase price (hereinafter referred to as the “Purchase Price”) for the Property shall be Six Million Seven Hundred Thousand and No/100ths Dollars ($6,700,000.00), which shall be paid by the Buyer by cash, wire transfer or certified check at Closing, less the Earnest Money and subject to the adjustments and prorations provided herein.

5.           DOCUMENTS. Within three (3) days after the Effective Date hereof, Seller shall provide Buyer with copies of the documents, if in the possession of the Seller or reasonably available at no cost to Seller, listed on Exhibit “G (the “Due Diligence Items”).

6.           INSPECTION PERIOD. Buyer shall have forty (40) days after the Effective Date of this Agreement (hereinafter referred to as the “Inspection Period”) to make all inspections Buyer may deem necessary and to determine if the Property is satisfactory for its needs including, but not limited to, all aspects of the operation of the Property and all documents and records relating to the operation of the Property in the Seller’s possession or reasonably obtainable by Seller. In the event Buyer determines that the Property does not meet its needs, or Buyer is not satisfied in its sole discretion with any of the inspection results, then Buyer shall so notify Seller in writing prior to the expiration of the Inspection Period and this Agreement may be canceled by Buyer and, if so canceled, shall be deemed null and void and the Initial Deposit shall be immediately refunded to Buyer.

During the Inspection Period and thereafter if Buyer does not terminate this Agreement pursuant to the foregoing paragraph, Buyer and/or Buyer’s agents, employees and/or contractors shall have the right to enter upon the Property during normal business hours with 24-hour prior notice to conduct such inspections, tests and studies as Buyer may deem necessary, provided:

(a)          Such inspections, tests and studies shall not materially interfere with the tenants of the Property or damage the Property; and

(b)          Buyer shall leave the Property in at least the same condition as it was prior to the entry onto the Property by Buyer or its agents, employees or contractors or, in the event of any damage to the Property (other than ordinary wear and tear), Buyer shall immediately repair and restore the Property to its prior condition; provided, however, Buyer shall not be responsible for the mere discovery of any pre-existing condition of the Property. Buyer agrees to indemnify and hold harmless Seller from any loss or damage, including reasonable attorneys’ fees, arising out of the inspections, tests or studies that Buyer, its agents or employees may conduct pursuant to this Paragraph 6 other than any liability arising out of the discovery by Buyer and/or its agent or contractor of an environmental problem or condition or the obligation of Buyer and/or its contractor to report any environmental condition to a governmental authority unless such environmental problem or condition is the result of the actions of Buyer and/or its agent or contractor. This indemnity shall survive any early termination of this Agreement and the Closing of the transaction contemplated hereunder.

7.           TITLE.

(a)          Seller warrants that it has good marketable record fee simple title to the Property subject only to applicable zoning ordinances and regulations, taxes for the current year not yet due and payable, utility and drainage; provided, however, Buyer shall accept title to the Property subject only to the Permitted Exceptions as defined in Section 12 below. Seller shall, at the closing, convey the Property to Buyer by special warranty deed, with good and marketable title in fee simple, free and clear of all liens or encumbrances except the Permitted Exceptions. “Good and marketable title”, as used herein, shall mean title which is insurable by a reputable title insurance company at standard rates on the ALTA form then in use in the county where the land lies and with exception only to the Permitted Exceptions. The availability of such title insurance shall be conclusive evidence of the marketability of title to the Property, and, conversely, the inability of Buyer to obtain such policy shall be conclusive evidence that title to the Property is not marketable as required herein.

(b)          Within the Inspection Period, Buyer shall obtain, if available based upon the status of Seller’s title, a title insurance commitment and shall forward a copy to Seller upon Seller’s request. Approval as to all easements and exceptions which show on the commitment shall be deemed given at the end of the Inspection Period unless on or before the final day of the Inspection Period, Buyer shall give notice to Seller that it disapproves an item or items. In such case, the removal of each item so disapproved shall be a condition to Buyer’s obligation to close. Should Buyer’s title examination reveal any legal defects in the title, Buyer shall promptly notify Seller prior to the expiration of the Inspection Period of such legal defect, provide a copy of each item to which Buyer disapproves, along with a copy of the title insurance company commitment taking exception thereto and Seller will have ten (10) days from the receipt of such notice within which to take steps to cure such defects. If Seller is unable or unwilling to cure such defects within said ten-day period or, if not reasonably curable within said ten-day period, has not begun such cure within the ten-day period and diligently pursued the remedy, Buyer shall have the right to terminate this Agreement and receive a prompt refund of Buyer’s earnest money deposit and this Agreement shall be void and without further recourse to the parties. In the alternative, Buyer may elect to accept such title as Seller can deliver to the Property in its then condition and pay the purchase price without deduction. Notwithstanding anything in this Agreement to the contrary, Seller shall be obligated, whether or not disapproved by Buyer by written notice to Seller as described above, to remove or discharge the following at or prior to Closing: any deed of trust, deed to secure debt, mortgage, financing statements, security interests, mechanics’ liens and real estate tax arrearages encumbering the Property created by or arising from the acts of Seller (collectively, the “Mandatory Cure Items”); provided, however, that Seller shall not be obligated to cure any lien or encumbrance caused by or arising from Buyer’s inspections of the Property.

8.           SELLER’S REPRESENTATIONS AND WARRANTIES. To induce Buyer to enter into this Agreement and to purchase the Property being conveyed hereunder, Seller makes the following representations and warranties, each of which is material and is being relied upon by the Buyer and all of which Seller represents and warrants are true as of the Effective Date hereof and shall be true as of the Closing Date:

(a)          Good and Marketable Title to Property. Seller now has and will have at Closing good and marketable title in fee simple to the Property, as defined in Section 7(a) above, and no party, except as herein set forth, has or shall have any right in, or to acquire, the Property;

(b)          Free of Encumbrances. At the Closing, the Property shall be free and clear of all encumbrances except Permitted Encumbrances agreed to or assumed by Buyer;

(c)          No Actions or Suits. There are no actions, suits, claims, assessments, or proceedings pending or, to the best of Seller’s knowledge, threatened that could materially adversely affect the ownership, operation or maintenance of the Property or Seller’s ability to perform hereunder;

(d)          Authority of Seller. Seller has full right, power and authority to execute, deliver and perform this Agreement without obtaining any further consents or approvals from, or the taking of any other actions with respect to, any third parties and this Agreement, when executed and delivered by Seller and Buyer, will constitute the valid and binding agreement of Seller, enforceable against Seller in accordance with its terms; the execution and delivery of this Agreement, and the performance and observance by Seller of Seller’s duties and obligations under this Agreement and of all other acts necessary and appropriate for the consummation of the transactions contemplated herein, are consistent with and not in violation of, and will not create any adverse condition, default or breach under, (i) any contract, agreement or other instrument (including, without limitation, any lease, license, covenant, commitment or understanding) to which Seller or its assets or properties are a party or are bound, (ii) any law, rule, regulation, notice, order decree or judgment of any nature to which Seller or its assets or properties are a party or are bound, or (iii) the governing agreement(s) of Seller;

(e)          Non-Foreign Status. Seller is not a “foreign person” within the meaning of Section 1445(f) of the Internal Revenue Code of 1986, as amended;

(f)           OFAC Compliance. Neither Seller nor any of its affiliates, nor any of their respective partners, members, shareholders or other equity owners, and none of their respective employees, officers, directors, representatives or agents is, nor will they become, a person or entity with whom United States persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including, without limitation, the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action, and is not and will not engage in any dealings or transactions or be otherwise associated with such persons or entities;

(g)          Solvency. Seller has not (a) made a general assignment for the benefit of creditors, (b) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by Seller’s creditors, (c) suffered the appointment of a receiver to take possession of all or substantially all of Seller’s assets, (d) suffered the attachment or other judicial seizure of all, or substantially all, of Seller’s assets, (e) admitted in writing its inability to pay its debts as they come due, or (f) made an offer of settlement, extension or composition to its creditors generally;

(h)          Existence of Security Interest. To the best of Seller’s knowledge, no uncured breach or default, whether declared or not, including, without limitation, nonpayment of any sum or nonperformance of any obligation, exists under, or with regard to, any obligation of Seller that is secured by a lien on the Property;

(i)           No Violation of Applicable Law. To the best of Seller’s knowledge, the location, construction, occupancy, operation, and use of the Property does not violate any applicable law, statute, ordinance, rule, regulation, order, or determination of any governmental authority or any board of fire underwriters (or other body exercising similar functions), or any restrictive covenant or deed restriction (recorded or otherwise) affecting the Property, including, without limitation, all applicable zoning ordinances and building codes, flood disaster laws, and health and environmental laws and regulations (hereinafter sometimes collectively called “Applicable Laws”);

(j)          Compliance With Environmental Laws.

(1)         Without limiting Section 6 (b) above and with the exception of Section 8 (s) below, Seller further represents that (i) to the best of Seller’s knowledge, the Property has never been used by Seller or, to the best of Seller’s knowledge, by any previous owners, occupants or the current tenants, if any, to generate, manufacture, refine, transport, treat, store, handle or dispose of any Hazardous Substances (as hereinafter defined), and no such Hazardous Substances exist on the Property or in its soil or groundwater; (ii) to the best of Seller’s knowledge, no portion of the Improvements has been constructed with asbestos, asbestos- containing materials, urea formaldehyde insulation or any other chemical or substance which has been determined to be a hazard to health and/or the environment; (iii) to the best of Seller’s knowledge, there are no, nor have there been, electrical transformers or other equipment which have di-electric fluid-containing polychlorinated biphenyls (PCBs) located in, on or under the Property; (iv) to the best of Seller’s knowledge, the Property has never contained any underground storage tanks; and (v) Seller has not received nor does it have any knowledge of any summons, citation, directive, letter or other communication, oral or written, from any local, state, or federal government agency concerning (a) the existence of Hazardous Substances on the Property or in the immediate vicinity or (b) the releasing, spilling, leaking, pumping, pouring emitting, emptying, or dumping of Hazardous Substances into the Property or into waters or other lands.

(2)         The term “Hazardous Substances” as used in this Agreement shall mean any hazardous or toxic material, substance, or waste, pollutant or contaminant which is regulated under any statute, law, regulation, rule or ordinance of any local, state, regional, or federal authority having jurisdiction over the Property, or its use, including, but not limited to, any material, substance or waste which is (i) defined as a hazardous substance under any Environmental Laws; (ii) a petroleum hydrocarbon, including crude oil or any fraction thereof and all petroleum products; (iii) polychlorinated biphenyls; (iv) lead; (v) urea formaldehyde; (vi) asbestos; (vii) flammable explosives; (viii) infectious materials; (ix) radioactive materials; or (x) defined or regulated as a hazardous substance under rules or regulations promulgated under any of the foregoing Environmental Laws.

(3)         The term “Environmental Laws” as used in this Agreement shall mean any international, federal, state, or local statute, law, regulation, order, consent, decree, judgment, permit, license, code, covenant, deed restriction, common law, treaty, convention, ordinance, or other requirement relating to public health, safety or the environment, including, without limitation, those relating to releases, discharges or emissions to air, water, land or groundwater, to the withdrawal or use of groundwater, to the use and handling of polychlorinated biphenyls or asbestos, to the disposal, treatment, storage or management of hazardous or solid waste, or Hazardous Substances or crude oil, or any fraction thereof, or to exposure to toxic or hazardous materials, to the handling, transportation, discharge or release of gaseous or liquid Hazardous Substances and any regulation, order, notice or demand issued pursuant to such law, statute or ordinance, in each case applicable to the Property, including, without limitation, the following: the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Re-Authorization Act of 1986; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and the Hazardous and Solid Waste Amendments of 1984; the Hazardous Materials Transportation Act, as amended; the Federal Water Pollution Control Act, as amended by the Clean Water Act of 1976; the Safe Drinking Water Act; the Clean Air Act, as amended; the Toxic Substances Control Act of 1976; the Occupational Safety and Health Act of 1977, as amended; the Emergency Planning and Community Right-to-Know Act of 1986; the National Environmental Policy Act of 1975; the Oil Pollution Act of 1990, and any similar or implementing state law, and any state statute and any further amendments to these laws providing for financial responsibility for clean-up or other actions with respect to the release or threatened release of Hazardous Substances or crude oil, or any fraction thereof and all rules and regulations promulgated thereunder.

(k)          No Environmental Permits Required. Seller has not obtained, and is not required to obtain, and Seller has no knowledge of any reason Buyer or Seller will be required to obtain, any permits, licenses, or similar authorizations to construct, occupy, operate, or use any buildings, improvements, fixtures, and equipment forming a part of the Property by reason of any Environmental Laws;

(l)           Leases. All Leases on the Property and the amendments thereto and Lease guarantees, if any, described on Exhibit “B” are now and at the Closing will be in full force and effect; have not been modified or amended other than as set forth on Exhibit “C”; that to the best of Seller’s knowledge, Seller is not in default in its obligations as landlord, and that true copies of such Leases have been delivered by Seller to Buyer; no tenant has any right to cancel or terminate its lease as a result of this transaction or by reason of any existing facts known to Seller; no tenant has any right to extend or renew its lease except as indicated in the leases; no tenant is entitled to any concession, rebate, or refund; none of the Leases have been assigned, pledged, or encumbered except to the holder of the Mortgage, and no claims or litigation, actual or threatened, exist with regard to any of the Leases; At closing, Seller will deliver to Buyer all deposits paid by any tenants and will provide a complete list of such deposits;

(m)         Financial Reports. The financial reports delivered as part of the Due Diligence Items are the same reports used and relied upon by the Seller in connection with its operation of the Property;

(n)          Utility Connections. To the best of Seller’s knowledge, all utility lines (including sanitary and storm sewers) enter the Property through public streets or through dedicated rights of way or equivalent servitudes;

(o)          No Condemnation. To the best of Seller’s knowledge, there is no condemnation threatened or pending against the Property, or any part thereof;

(p)          Viability of Insurance Coverage. Seller has not received any notices from any insurance company of any defects or inadequacies in the Property or any part thereof which would materially and adversely affect the insurability of the Property or the premiums for the insurance thereof, and no notice has been given by any insurance company which has issued a policy with respect to any portion of the Premises or by any board of fire underwriters (or other body exercising similar functions) requesting the performance of any repairs, alterations, or other work which has not been complied with;

(q)          No Parties in Possession. To the best of Seller’s knowledge, there are no parties in possession of any portion of the Property, whether as lessees, tenants at sufferance, trespassers, or otherwise, except for tenants and land subtenants under the hereinafter defined Leases;

(r)           No Material Change in Property. Seller shall immediately notify Buyer of any material change in respect to the Property or any information heretofore or hereafter furnished to Buyer with respect to the Property.

(s)          S&ME Exception. Notwithstanding anything contained in this Section 8 to the contrary, Buyer and Seller acknowledge that as part of the Lease Agreement with S&ME, Inc. dated February 29, 2016, S&ME, Inc., as part of its lawful business purposes and as permitted by applicable state and federal regulations, is permitted to store radioactive materials on the Property as outlined in said Lease.

To the best of Seller’s knowledge, none of the representations or warranties of Seller contained in this Agreement and no documents furnished to Buyer in connection with this Agreement or in connection with the transactions contemplated hereby, contain, or at the Closing will contain, any untrue statement of a material fact necessary to make the statements of fact herein and therein not misleading.

All representations and warranties made in this Agreement by Seller shall survive Closing for a period of six (6) months (the “Survival Period”), and upon expiration thereof shall be of no further force or effect except to the extent that with respect to any particular alleged breach, Buyer gives Seller written notice on or before the expiration of the Survival Period of such alleged breach with reasonable detail as to the nature of such breach and files an action against Seller with respect thereto within thirty (30) days after the giving of such notice. Notwithstanding anything to the contrary contained in this paragraph, Seller shall have no liability to Buyer for the breach of any representation or warranty made in this Agreement unless the loss resulting from Seller’s breach of its representations and warranties exceeds, in the aggregate, Ten Thousand and 00/100 Dollars ($10,000.00); provided, however, in no event shall Seller’s total liability for any such breach or breaches exceed, in the aggregate, Two Hundred Thousand and 00/100 Dollars ($200,000.00). In no event shall any claim for a breach of any representation or warranty of either party be actionable or payable if the breach in question results from, or is based on, a condition, state of facts or other matter which was known to the non-breaching party prior to Closing or which was contained in the Due Diligence Items or in any other of Seller’s files, books or records made available to Buyer for inspection or could have been discovered by Buyer with the application of reasonable efforts to inspect the Property prior to Closing.

9.           LEASES; AGREEMENTS; OPERATION OF PROPERTY.

(a)          Existing Leases. Buyer expressly acknowledges that the Property is currently being leased to the Tenants (collectively the “Tenants” or a “Tenant”) described on the list of existing Leases for the Property attached hereto as Exhibit “B” and incorporated herein by reference (the “Leases”). Buyer shall take title to the Property subject to the foregoing Leases. At Closing, Seller and Buyer shall execute an Assignment and Assumption of Leases, Security Deposits, Service Contracts and Intangible Rights in substantially the same form attached hereto as Exhibit “I”.

(b)          Service Agreements. Buyer expressly acknowledges that the Property is subject to the service, maintenance, repair or other similar contracts described on the list of the existing Service Agreements attached hereto as Exhibit E” and incorporated herein by reference (the “Service Agreements”). Prior to the expiration of the Inspection Period, Buyer shall notify Seller of any Service Agreements which Buyer wishes to retain and assume as of the Closing, in Buyer’s sole and absolute discretion. Seller shall terminate all other Service Agreements at Seller’s sole cost and expense; provided, however, that if any such Service Agreements does not permit Seller to terminate same as of the Closing Date, Buyer shall assume all obligations thereunder until the effective date of the termination, but shall have no liability with regard to events occurring prior to the Closing Date. If Buyer does not provide such notice to Seller, Buyer shall be deemed to have elected to assume all Service Agreements.

(c)          Operation; Management. Between the Effective Date and Closing Seller shall operate and manage the Property in good faith in the same manner as operated and managed heretofore; provided that the Seller shall not, without the prior written consent of Buyer (which consent shall not be unreasonably withheld or delayed), enter into any transaction with respect to or affecting the Property out of the ordinary course of business, suffer the creation of any lien affecting the Property, enter into any new lease, equipment lease, service, maintenance, repair or other contract affecting all or any portion of the Property which shall survive Closing or amend or terminate any of the Leases or Service Agreements. In the event Seller wishes to obtain Buyer’s approval for any of the foregoing, Seller shall notify Buyer in writing and include all relevant information/documentation. As soon as possible thereafter, but no more than five (5) business days after receipt of Seller’s notice, Buyer shall then notify the Seller in writing as to whether it approves or disapproves the Seller’s proposed action. If Buyer disapproves the Seller’s proposed action, Buyer shall state its reason (s) for such disapproval in the notice back to the Seller.

(d)          Estoppel Certificate. Seller agrees to obtain and deliver to Buyer prior to Closing, an estoppel certificate from each Tenant of the Property in substantially the same form attached hereto as Exhibit “D” dated as of a date which is not more than thirty (30) days prior to the Closing Date. If a Tenant fails or refuses to furnish such estoppel certificate in accordance with the foregoing, the Buyer shall be entitled to terminate this Agreement by written notice to the Seller and to receive a full refund of the Earnest Money unless the Seller places into escrow, on terms reasonably acceptable to Seller and Buyer, funds sufficient to cover the payment of any claim(s) by the Tenants and the reasonably anticipated costs and expenses (including reasonable attorneys’ fees) of the defense of the claim(s) and Seller executes an indemnification agreement, in a form and substance reasonably acceptable to the Seller and Buyer, indemnifying the Buyer, its successors and assigns, against any such claim (including the reasonable attorneys’ fees and costs and expenses of defending any such claim(s)) by that Tenant arising in connection therewith.

(e)          Non-Disturbance Agreement. At Buyer’s written request and only if the Buyer’s lender (if any) requires the same, Seller agrees to obtain and deliver to Buyer prior to Closing, a Non-Disturbance, Attornment and Subordination Agreement (in a form and content reasonably required by Buyer’s lender on the Property) from each Tenant of the Property dated as of a date which is not more than thirty (30) days prior to the Closing Date. If a Tenant fails or refuses to furnish such Non-Disturbance Agreement in accordance with the foregoing, the Buyer shall be entitled to terminate this Agreement by written notice to the Seller and receive a full refund of the Earnest Money deposit unless the Seller places into escrow, on terms reasonably acceptable to Seller and Buyer, funds sufficient to cover the payment of any claim(s) by the Tenant and the reasonably anticipated costs and expenses (including reasonable attorneys’ fees) of the defense of the claim(s) and Seller executes an indemnification agreement, in a form and substance reasonably acceptable to the Seller and Buyer, indemnifying the Buyer, its successors and assigns, against any such claim (including the reasonable attorneys’ fees and costs and expenses of defending any such claim) by the Tenant arising in connection therewith.

10.         TAX DEFERRED EXCHANGE. Each party has informed the other that it may desire to have this transaction constitute a tax-free exchange of properties utilizing the provisions of Section 1031 of the Internal Revenue Code of 1986, as amended. Each party agrees to cooperate with the other party in order to effectuate and facilitate such an exchange, provided that: (a) the exchange does not delay Closing under this Agreement, (b) the non-exchanging party does not incur any additional liability or expense (other than nominal legal fees for reviewing any exchange documentation) as a result of its cooperation, and (c) the non-exchanging party is not required to enter into any contract to purchase any other property, or take title to any property other than the Project. In particular, Seller agrees that Buyer may assign its rights under this Agreement prior to Closing to a “Qualified Intermediary,” as that term is defined in applicable Treasury Regulations.

11.         CLOSING AND DELIVERY OF POSSESSION. The closing of the transaction contemplated by this Agreement (hereinafter referred to as the “Closing”) shall take place on or before thirty (30) days following the expiration of the Inspection Period (hereinafter referred to as the “Closing Date”) through deliveries to Bell Carrington Price & Gregg (with no physical attendance by Buyer or Seller required). Buyer shall provide the Seller with no less than three (3) days prior written notice of the proposed location, date and time of Closing. Seller shall be permitted to sign remotely and deliver the original, executed closing documents to Buyer’s closing attorney on or before the Closing Date.

Upon execution and delivery of all of the closing documents including, but not limited to, the original executed deed in recordable form subject only to the Permitted Exceptions (as hereinafter defined in Article 12), Buyer shall pay to Seller the balance of the Purchase Price as set forth in this Agreement subject, however, to Buyer’s closing attorney updating title to the Property to confirm the same as subject only to the Permitted Exceptions (as hereinafter defined in Article 12) and recording the Deed promptly, but no later than one (1) business day following Closing. In addition to any other conditions precedent in favor of Buyer as may be expressly set forth in this Agreement, Buyer’s obligations under this Agreement are subject to the timely fulfillment of Seller performing and complying in all material respects with all of the terms of this Agreement to be performed and complied with by Seller prior to or at Closing.

12.         CLOSING DOCUMENTS. At Closing, Seller shall convey to Buyer, by a special warranty deed, good and marketable title to the Property as defined in Section 7(a), free and clear of all defects, claims, liens and encumbrances except the Permitted Exceptions as hereinafter defined, in the form set forth on Exhibit “H”. For purposes hereof, “Permitted Exceptions” shall mean (i) current city, county and state ad valorem taxes not yet due and payable; (ii) matters of zoning; (iii) any easements, covenants or restrictions of record which apply to the Property as listed as specific exceptions in Buyer’s title commitment, other than the Mandatory Cure Items, provided they are not objected to by Buyer during the Inspection Period. At Closing, Seller shall also execute and deliver to Buyer the following:

(a)          A no lien affidavit reasonably satisfactory to the title insurance company issuing the title insurance on the Property to the Buyer and/or its lender, in order to delete from the title policy to be issued the standard printed exceptions relating to mechanics’ liens and parties in possession;

(b)          An affidavit reflecting whether Seller is a foreign or non-foreign person in accordance with the provisions of the Internal Revenue Code and Internal Revenue Service Regulations;

(c)          An affidavit reflecting whether Seller is a resident of South Carolina for purposes of the South Carolina real estate sales withholding laws;

(d)          Such documents of Seller which authorize the sale of the Property to Buyer and the execution of all closing documents by Seller as are reasonably required by the title insurance company issuing the title insurance policy on the Property to Buyer;

(e)          The original Leases, Subleases, Ground Lease, Amendments or if the original is lost or stolen, a certified, true copy thereof;

(f)           Original estoppel certificates executed by the Tenants of the Property in accordance with the terms of Paragraph 9(d) herein;

(g)          To the extent required by Buyer’s lender, the original Non-Disturbance, Attornment and Subordination Agreements executed by the Tenants in accordance with the terms of Paragraph 9(e) herein;

(h)          An Assignment and Assumption of Leases, Security Deposits, Service Contracts and Intangible Rights in the form set forth on Exhibit “I”;

(i)           [Intentionally deleted];

(j)          A Bill of Sale of the personal property in the form set forth on Exhibit “J”;

(k)         An Expense/Income Reproration Agreement as described herein;

(l)           Closing Statement;

(m)         Bank check for the amount of all tenant deposits required to be held by Seller; and

(n)          Such other instruments as are necessary or reasonable to consummate the transaction contemplated by this Agreement, including such documents as are necessary to cause the title insurer to issue the title policy on the Property to the Buyer and/or its lender for no less than the Purchase Price and loan amount, as the case may be.

13.         EXPENSES. In addition to other provisions for the payment of the expenses contained in this Agreement, Seller shall pay for the transfer taxes, deed fees (f/k/a deed stamps) on the special warranty deed, Seller’s attorney’s fees and the cost of delivering good and marketable insurable fee simple title to the Property as defined in Section 7(a) to the Buyer in accordance with the terms of this Agreement. Buyer shall pay for the cost of the title examination and title insurance, the cost for its boundary survey or plat, the cost of recordation of the special warranty deed, Buyer’s attorney’s fees, loan fees and other fees and expenses incurred by Buyer in connection with acquiring the Property.

14.         PRORATIONS. Ad valorem taxes, lease payments and all other items of income and expense in connection with the operation of the Property shall be prorated between Seller and Buyer as 11:59 P.M. Eastern time on the day immediately prior to the of the Closing Date based upon the best information available. Any expense proration based upon any estimate shall be subsequently readjusted (within thirty (30) days of written demand of either party) upon receipt of the actual bill, pursuant to a Reproration Agreement in substantially the same form attached hereto as Exhibit “F” to be executed by the Seller and Buyer at Closing. Any special assessments or improvement liens which have been certified or which constitute a lien against the Property as of the Closing Date shall be paid by Seller.

Seller hereby warrants and represents to Buyer that the Property has not heretofore been designated and assessed for a special use for ad valorem tax purposes, so that a change in the use of the land by Buyer would cause the Property to become subject to additional state and local taxes for past years. This provision shall survive Closing.

15.         CONDEMNATION. In the event any portion of the Property shall be taken in an eminent domain proceedings prior to the Closing, or in the event the Seller receives, prior to Closing, written notice of a proposed eminent domain proceeding against the Property, Seller shall promptly notify Buyer and Buyer, by notice to Seller within ten (10) days following Seller’s notice, may elect to either terminate this Agreement or continue this Agreement in full force and effect. In the event the Buyer elects to terminate this Agreement, the Earnest Money shall be immediately refunded to Buyer. In the event the Buyer elects to continue this Agreement in full force and effect, the Seller shall at Closing assign to Buyer all of its rights in and to any such condemnation awards or proceedings.

16.         RISK OF LOSS. The risk of any and all losses to the Property as a result of a casualty from and after the Effective Date hereof but prior to Closing shall be on the Seller. In the event that a “substantial portion” of the Property is damaged by a casualty prior to the Closing Date, Buyer may elect to terminate this Agreement in which event this Agreement shall thereafter be null, void and of no further effect and the Earnest Money deposit shall be returned to Buyer; or if Buyer so elects, Buyer may purchase the Property in its damaged condition and receive an assignment of Seller’s insurance proceeds on the Property. For purposes hereof, a “substantial portion” of the Property shall constitute damage which costs more than One Hundred Thousand and 00/100ths Dollars ($100,000.00) to repair.

17.         BROKER. The Seller and Buyer represent and warrant each to the other that neither the Seller nor the Buyer has dealt or consulted with any real estate broker in connection with the transaction contemplated by this Agreement other than NAI Earle Furman, LLC dba Furman Capital Advisors, LLC (“Seller Agent”), to whom the Seller shall pay a commission at Closing per a separate agreement. Without limiting the effect of the foregoing, Seller hereby agrees to indemnify and hold Buyer harmless from any claim or demand made by any real estate broker or agent claiming to have dealt or consulted with Seller contrary to the foregoing representation of this Agreement, and the closing of the transaction contemplated hereunder. Similarly, Buyer hereby agrees to indemnify and hold Seller harmless against any claims or demands made by any real estate broker or agent other than those previously described herein claiming to have dealt or consulted with Buyer contrary to the foregoing representation of this Agreement and the closing of the transaction contemplated hereunder.

18.         DEFAULT, CURE AND REMEDIES.

(a)          Default by Seller. In the event Seller is in material breach of or fails or refuses to perform its material obligations under this Agreement, then, after not less than ten (10) days prior written notice and opportunity to cure, in addition to Buyer’s rights and remedies (and subject to the limitations under Article 8) with regard to Seller’s breach of any of its representations and warranties hereunder, at Buyer’s option, as Buyer’s sole remedies hereunder either (a) the Earnest Money, to the extent paid, shall be refunded to Buyer on demand, and Buyer shall be entitled to reimbursement by Seller of Buyer’s actual, documented, out-of-pocket third-party expenses and costs, including reasonable attorneys’ fees, incurred by Buyer in connection with its due diligence investigations not to exceed Fifty Thousand and 00/100 Dollars ($50,000.00), whereupon this Agreement shall be terminated and neither party shall have any further rights or obligations with respect hereto except as specifically set forth herein, or (b) Buyer shall have the right to seek specific performance of this Agreement and assert as an alternative remedy in the complaint the remedy outlined in Clause (a), which right must be exercised by Buyer within thirty (30) days following delivery of Buyer’s written default notice to Seller described above. Buyer shall make an election between remedy under Clause (a) of Clause (b) by providing Seller with written notice of such election within thirty (30) days of a default by Seller. If Buyer pursues its remedy under clause (a) above, Buyer shall provide to Seller a detailed breakdown of Buyer’s actual, out-of-pocket, third-party expenses and costs along with supporting documentation and Buyer shall have no right to receive any other equitable or legal relief. Notwithstanding the foregoing, Buyer shall be deemed to have waived its right to specific performance if Buyer fails to file suit for specific performance against Seller on or before thirty (30) days following the scheduled Closing Date. Buyer shall not be entitled to record a lis pendens against the Property other than in connection with any such timely filed specific performance action. Notwithstanding the provisions of this Section 18(a), in the event specific performance is unavailable because of an act of willful misconduct by Seller (for example, but not by way of limitation, because Seller has conveyed or encumbered all or a part of the Property to a third party without notice) Buyer shall, in addition to the remedy under clause (a) above, be entitled to recover its actual damages (but not exemplary or punitive damages) incurred as a result of Seller’s default. The remedies set forth in this Section 18(a) shall be Buyer’s sole remedies arising from a default, breach or failure to perform by Seller. Buyer hereby waives for itself and anyone who may claim by or through Buyer, any and all rights to pursue any other remedial rights or sue or recover any amounts from Seller (including, without limitation, punitive, indirect and consequential damages), except to the extent set forth in the foregoing clauses (a) or (b) and except as set forth in Article 8, and shall not commence or pursue any such remedy. No partner, manager of, member or, beneficial interest holder in or agent of Seller, nor any advisor, trustee, manager, member, director, officer, employee, beneficiary, shareholder, participant, representative or agent of any company, corporation or trust that is or becomes a member, trustee or manager of Seller (collectively “Seller Parties”), shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any agreement made or entered into under or pursuant to the provisions of this Agreement, or any amendment or amendments to any of the foregoing made at any time or times, heretofore or hereafter, or in or with respect to any document, agreement or instrument delivered at Closing, except to the extent such parties are determined, pursuant to a final, non-appealable judgment, to have knowingly and intentionally defrauded Buyer. Notwithstanding anything contained herein to the contrary, the terms of this Section 18(a) shall survive Closing and the delivery of the deed and termination of this Agreement.

(b)          Default by Buyer. In the event Buyer shall fail to perform or comply with any covenant, agreement or condition contained in this Agreement for any reason other than Seller’s default and such default is not cured within ten (10) days of written demand by the Seller, then Seller, as its sole remedy, may terminate this Agreement and receive the Earnest Money as agreed liquidated damages and in full settlement of any claims which Seller may have against Buyer, except the exclusive remedy to retain the Earnest Money shall not apply or limit Seller’s rights with respect to any indemnification obligation of Buyer herein or reimbursement for costs and expenses, including reasonable attorney’s fees, in the enforcement of any such indemnification obligation. No notice of default or time to cure shall be required in matters relating to Buyer’s obligation to pay funds by a specified date or to provide notice to Seller in a timely manner.

(c)          Waiver. Failure of the non-defaulting party to give notice of an uncured default shall not constitute waiver of such default unless so stated in writing by the non-defaulting party.

(d)          Attorney’s Fees and Costs. If any litigation or arbitration shall be instituted for the purpose of enforcing or interpreting any of the provisions of this Agreement, the prevailing party, as determined by the Court having jurisdiction thereof, shall be entitled to recover, in addition to all other relief, an amount equal to all costs and expenses incurred in connection therewith, including, without limitation, reasonable legal expenses (including but not necessarily limited to reasonable fees for services of attorneys) at the trial level and in connection with all appellate proceedings.

19.         TIME. Time is of the essence with respect to each and every provision of this Agreement. However, any time period provided for herein which shall end on a Saturday, Sunday or legal holiday, shall extend to 5:30 P.M. Eastern time of the next full business day.

20.         NOTICES. Whenever notice is required or permitted under the terms of this Agreement, it shall be in writing and (a) personally delivered or (b) sent postage or delivery charges prepaid either (i) by United States mail, certified, return receipt requested, in which case notice shall be deemed to occur on the certified date of delivery or rejection of delivery or (ii) by any recognized express delivery service which provides evidence of delivery, in which case notice shall be deemed to occur on the date of delivery, or (c) by facsimile transmission or email during normal business hours on a business day evidenced by written confirmation that the transmission was received [provided that such telecopier/email notice is also promptly followed by one of the procedures set forth in (i) or (ii), in which case notice shall be deemed to occur on the date of facsimile/email transmission].

All notices or other communications provided for herein shall be in writing and shall be delivered in accordance with the terms hereof to the parties at the following addresses:

If to the Seller:

Appian Investments I, LLC

Attn: Matt Beavin

101 E. Washington Street

Suite 400

Greenville, SC 29601

Telephone: (864) 232-9040

Fax: (864) 235-4300

Email: mbeavin@naief.com

With a copy to:

Furman Capital Advisors, LLC

Attn: J. Peter Couchell, Robert M. Schmidt and Hunter B. Garrett

101 E. Washington Street

Suite 400

Greenville, SC 29601

Telephone: (864) 235-6855

Fax: (864) 235-4300

Email: couchell@furmancap.com; rschmidt@furmancap.com; hgarrett@naief.com

With a copy to Seller’s Counsel:

Keable & Brown

Attn: Kim Keable

109 Laurens Road, Building 2, Suite A

Greenville, SC 29607

Telephone: (864) 250-4000

Fax: (864) 250-4004

Email: kim@keablelaw.com

If to Buyer:

Medalist Fund Manager, Inc.

Attn: William R. Elliott

11 S. 12th Street, Suite 401

Richmond, VA 23219

Telephone: (804) 344-4434

Email: bill.elliott@medalistprop.com

With a copy to Buyer’s Counsel:

Kaplan Voelker Cunningham & Frank, PLC

1401 East Cary Street

Richmond, VA 23219

Attention: D. Zachary Grabill

Facsimile: (804) 823-4099

Email: zgrabill@kv-legal.com

Escrow Agent:

Bell Carrington Price & Gregg

Attn: Brian Price

408 East North Street

Greenville, SC 29607

Telephone: (864) 272-0556

Fax: (864) 752-1075

Email: bprice@bellcarrington.com

Legal counsel for a party may provide or deliver a notice on behalf of such party. Any party wishing to change its address or the name of the person to whom notices should be delivered from that set forth above may do so in accordance with the notice provisions set forth in this Section.

21.         Intentionally Deleted.

22.         MISCELLANEOUS PROVISIONS.

(a)          Time for Acceptance. If this Agreement is not executed by Seller and a fully executed original thereof returned to the Buyer on or before July 29, 2019, the terms of this Agreement shall be null and void, at the Buyer’s option, upon written notice to the Seller.

(b)          Counterparts. Buyer and Seller agree that executed counterparts of this Agreement transmitted by facsimile, or scanned and e-mailed shall be deemed to constitute an original for all purposes.

(c)          Choice of Law/Arbitration. This Agreement is to be governed by, enforced and construed in accordance with the laws of the State of South Carolina. The parties hereby waive any right to trial by jury and further agree that any controversy or claim relating to or arising from this Agreement (an “Arbitrable Dispute”) will be settled by arbitration. Arbitration on any Arbitrable Dispute will proceed in Greenville County, South Carolina, in accordance with the Commercial Arbitration Rules of the Judicial Arbitration and Mediation Services (the “JAMS”) as such rules may be modified herein or as otherwise agreed by the parties in controversy. Following thirty (30) days’ notice by any party of intention to invoke arbitration, any Arbitrable Dispute not mutually resolved within such thirty (30) day period will be determined by a single arbitrator upon which the parties agree, or, in the event of an absence of such agreement the single arbitrator will be appointed by JAMS.

(d)          Assignment. The Agreement shall be fully assignable by Buyer without the express written consent of the other party; however, no assignment shall relieve Buyer or Seller of their respective obligations pursuant to this Agreement. The words “Buyer”, “Seller”, “parties” and “party” herein include their heirs, administrators, executors, legal representatives and successors. The words and any pronouns relative thereto also include the masculine, feminine and neuter gender, and the singular and plural number, whenever required to interpret the Agreement reasonably.

(e)          Entire Agreement. This Agreement contains the entire agreement between Seller and Buyer and cannot be varied or modified except by written instrument signed by both parties hereto. The parties further agree that there are no other written or oral agreements, understandings, representations, or warranties which have not been expressly set forth herein. This Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the parties hereto except as otherwise stated herein.

(f)           Waiver. No waiver hereunder of any condition or breach shall be deemed to be a continuing waiver or a waiver of a subsequent breach.

(g)          Headings. Headings used hereunder are for convenience only and do not constitute a substantive part of this Agreement.

(h)          [Intentionally deleted.]

(i)           Invalid Provisions. In the event any one or more provisions contained in this Agreement shall be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement.

(j)           Interpretation Presumption. The parties represent and warrant to one another that each has, by counsel or otherwise, actively participated in the finalization of this Agreement, and in the event of a dispute concerning the interpretation of this Agreement, each party hereby waives the doctrine that an ambiguity should be interpreted against the party which has drafted the document.

23.         SELLER’S DISCLOSURE. Some members of the selling entity are licensed real estate brokers and salespeople with NAI Earle Furman, LLC.

24.         RECORD ACCESS AND RETENTION. At Buyer’s request, Seller shall, within five (5) business days, provide to Buyer (at Buyer’s expense) copies of, or at Buyer’s option shall provide Buyer access to, such factual information as may be requested by Buyer in its sole discretion, and in the possession or control of Seller, or its property manager or accountants, to enable Buyer’s auditor to conduct an audit, in accordance with Rule 3-14 of Securities and Exchange Commission Regulation S-X, of the financial statements of the Property for the year to date of the year in which Closing occurs plus the three (3) immediately preceding calendar years (provided, however, that other than fees paid or payable to Seller, a Seller affiliate or a third party for on-site property management, such audit shall not include an audit of asset management fees internally allocated by Seller (as opposed to paid to a third party) or interest expenses attributable to the Seller). Buyer shall be responsible for all out-of-pocket costs associated with any such audit and shall pay Seller an Administrative Fee of One Thousand and no\100 Dollars ($1,000.00) for Seller’s assistance. Seller shall cooperate (at no cost to Seller) with Buyer and its auditor in Buyer’s preparation and review of such information and the conduct of such audit. In addition, to the extent available Seller agrees to provide to Buyer or any affiliate of Buyer, if requested, historical financial statements for the Property, including (without limitation) income and balance sheet data for the Property, whether required before or after Closing. Without limiting the foregoing, (i) Buyer or its designated independent or other auditor may audit Seller’s operating statements of the Property, at Buyer’s expense, and, to the extent available, Seller shall provide such documentation as Buyer or its auditor may reasonably request in order to complete such audit, and (ii) Seller shall, to the extent available, furnish to Buyer such financial and other information as may be requested by Buyer or any affiliate of Buyer to make any required filings with the Securities and Exchange Commission or other governmental authority. Seller shall maintain its records for use under this Section 24 for a period of not less than twelve (12) months after the Closing Date. The provisions of this Section shall survive Closing.

[THIS SPACE IS INTENTIONALLY LEFT BLANK. SIGNATURE PAGE FOLLOWS.]

EXECUTED by the Seller this 29th day of July, 2019.

SELLER: Appian-Brookfield South TIC, LLC,
a South Carolina limited liability company

By:	Appian Investments I, LLC, Manager

	By:	NAI Investment Management, LLC, Manager

		By:	/s/ Matthew S. Beavin
Matthew Beavin, Authorized Manager

SELLER: APPIAN-BROOKFIELD SOUTH 48, LLC,
a South Carolina limited liability company

By:	/s/ Anthony B. Quartararo
Anthony B. Quartararo, Managing Member

EXECUTED by the Buyer this 29th day of July, 2019.

BUYER: Medalist Fund Manager, Inc., a Virginia corporation

By:	/s/ William R. Elliott
Name:	William R. Elliott
Title:	Co-President

ESCROW AGENT joins the Agreement for the sole purpose of being bound by the provisions of Section 3.

Bell Carrington Price & Gregg

By:

Its:

EXHIBIT “A”

(Legal Description of Property)

All those certain pieces, parcels or tracts of land situate, lying and being in the County of Greenville, State of South Carolina, being shown and designated as Lot 1 and Lot 2 containing 7.890 acres, more or less, on a plat entitled “Survey for Brookfield South Associates, LLC” dated June 21, 2006 and recorded in Plat Book 1014 at Page 70 in the Office of the Register of Deeds for Greenville County, SC and more recently shown and designated as 7.879 acres, more or less, on plat entitled “Survey for Appian-Brookfield South 48, LLC” dated August 31, 2016 and recorded October 19, 2016 in Plat Book 1252 at Page 95 in the Office of the Register of Deeds for Greenville County, SC. Reference to said more recent plat is hereby made for a complete metes and bounds description.

This being the same property conveyed to Appian-Brookfield South 48, LLC by deed of Brookfield South Associates, LLC by dated October 18, 2016 and recorded October 19, 2016 in Deed Book 2498 at Page 3729 in the Office of the Register of Deeds for Greenville County, SC and by quitclaim of Brookfield South Associates, LLC by dated October 18, 2016 and recorded October 19, 2016 in Deed Book 2498 at Page 3735 in the Office of the Register of Deeds for Greenville County, SC

TMS# 0546.01-01-003.20

EXHIBIT “B”

(List of Existing Leases)

1.	Lease Agreement by and between Brookfield South Associates, LLC (“Landlord”) and Summit Church (“Tenant”) dated June 12, 2009.

2.	Lease Agreement by and between Appian-Brookfield South 48, LLC, a South Carolina limited liability company (“Landlord”) and Progressive Athletic Performance, LLC (“Tenant”) dated May 12, 2019.

3.	Lease Agreement by and between Appian-Brookfield South 48, LLC, a South Carolina limited liability company (“Landlord”) and RurouniFADI LLC, a South Carolina limited liability company (“Tenant”) dated February 18, 2019.

4.	Lease Agreement by and between Brookfield South Associates, LLC (“Landlord”) and Schindler Elevator Corporation, a Delaware corporation (“Tenant”) dated July 24, 2015.

5.	Lease Agreement by and between Brookfield South Associates, LLC (“Landlord”) and S&ME, Inc. (“Tenant”) dated February 29, 2016.

6.	Lease Agreement by and between Appian-Brookfield South 48, LLC, a South Carolina limited liability company (“Landlord”) and Gravitopia Carolina, LLC, a South Carolina limited liability company (“Tenant”) dated October 29, 2018.

EXHIBIT “C”

(Lease Modifications)

1.	Confirmation Of Lease Term Agreement by and between Brookfield South Associates, LLC (“Landlord”) and Summit Church (“Tenant”) dated October 1, 2009 and Lease Extension/Modification Agreement by and between Appian-Brookfield South 48, LLC (“Landlord”) and Summit Church (“Tenant”) dated March 19, 2019.

2.	Confirmation Of Lease Term Agreement by and between Brookfield South Associates, LLC (“Landlord”) and S&ME, Inc. (“Tenant”) dated July 27, 2016 and First Amendment To Lease by and between Brookfield South Associates, LLC, a South Carolina limited liability company (“Landlord”) and S&ME, Inc. (“Tenant”) dated September 21, 2016.

Seller _____ Buyer _____

EXHIBIT “D”

ESTOPPEL CERTIFICATE

The undersigned, ________________________ (“Lessee”), hereby certifies that it is Lessee of certain property identified as ________________________ (the “Demised Premises”) by virtue of that certain written lease agreement dated ____________, (the “Lease”) between _______________ (the “Lessor”) and Lessee, a true and complete copy of which Lease is attached hereto and incorporated herein as Exhibit 1. Lessee further certifies as follows:

1.          The Lease is unmodified, except as may be set forth on Exhibit 2 (modifications, if any) attached hereto and incorporated herein, and the Lease and modifications remain in full force and effect.

2.          The amount of current base rent payable by Lessee to Lessor under the Lease is _____________________________ ($____________) per annum payable in advance on the first day of each calendar month in equal monthly installments of ________________________ ($____________).

The estimated amount of current common area maintenance charges (CAM), taxes and insurance payable by Lessee to Lessor under the Lease is $ ____________ per annum payable in advance on the first (1st) day of each calendar month in equal monthly installments of $____________.

3.          Monthly base rent, CAM, taxes and insurance has been paid under the Lease through _________________, 201__ through the regular monthly payment of ____________.

4.          A security deposit of _____________________ ($____________) has been paid to Lessor.

5.          The commencement date of the term of the Lease was ____________ and the expiration date of the term of the Lease is____________. Lessee has no rights or options to extend or renew the Lease except as follows: Lessee shall have the right to renew the Lease for ____ (__) additional periods of ____ (__) year provided Lessee is not in default under the terms of this Lease and Lessee will give Lessor not less than ____________ (___) days advance notice in writing of its intention to exercise this option. Lessee has no right of first refusal or option pursuant to the Lease or otherwise to purchase all or any part of the Demised Premises, except ________________

6.          There is no present default under the Lease on the part of Lessor, and no event has occurred or situation exists that would, with the passage of time or with notice, constitute a default under the Lease.

Seller _____ Buyer _____

7.          Lessee has no right to credits or setoff against rents and no defense or counterclaim against enforcement of its obligations under the Lease. All contributions required by the Lease to be paid by Lessor to date for repairs or improvements to the Demised Premises have been paid in full. All improvements or work required under the Lease to be made by Lessor to date, if any, have been completed to the satisfaction of the Lessee, except: _______________. Charges for all labor and materials used or furnished in connection with improvements and/or alterations made for the account of the Lessee have been paid in full, except: _______________.

8.          Lessee has no other notice of any sale, transfer or assignment of the Lease or of the rentals payable thereunder.

9.          Lessee remains in sole occupancy of the Demised Premises under the Lease.

10.        Lessee has accepted the Demised Premises, including all improvements and appurtenances required under the Lease.

11.        Lessee is validly existing and in good standing under all applicable laws, is free of any pending or threatened bankruptcy or insolvency filings and from any litigation or contractual restrictions which would prohibit or materially impair the conduct of its business at the Demised Premises, and holds all permits, licenses and governmental approvals necessary to conduct its business at the Demised Premises. As of this date there are no actions, whether voluntary or otherwise, pending against the Lessee or any guarantor of the Lease nor subject to any filing under the bankruptcy or insolvency laws of the United States or any state thereof.

12.        This Certificate is made and delivered for the benefit of Buyer in connection with a purchase by ___________________ (“Buyer”) of the Demised Premises which he intends for Lessee to continue to occupy during the term of the Lease. Buyer is and shall be entitled to rely on the facts, warranties and representations set forth in this Certificate as a material condition to the making of the purchase.

Executed this ______ day of ____________, 201__.

WITNESSES:	LESSEE:

By:

Print Name:

Its:

Seller _____ Buyer _____

EXHIBIT “E”

(List of Existing Service Agreements)

1.	Waste Connections (Dumpsters)

2.	Hagins Landscape Nursery (Landscaping)

3.	Granite Telecommunications (Fire Line Monitoring)

4.	Laurens Electric (Utility)

5.	Greenville Water (Utility)

6.	Piedmont Natural Gas (Utility)

Seller _____ Buyer _____

EXHIBIT “F”

PRORATION AGREEMENT

THIS PRORATION AGREEMENT (this “Agreement”) is made this ___ day of _____________, 20___, by and between ____________, a _____________________ (the “Seller”) and _______________, a ____________________________ (the “Buyer”) (Buyer and Seller are collectively referred to herein as the “Parties”).

WITNESSETH:

WHEREAS, effective the date of this Agreement, Seller conveyed to Buyer the real property described on the attached Exhibit A (the “Property”); and

WHEREAS, the tenants (the “Tenants”) under the existing leases (the “Leases”) in effect with respect to the Property as of the Closing Date, as identified on Exhibit B attached hereto and incorporated herein by reference, may pay certain amounts monthly or annually toward the taxes, insurance and common area maintenance expenses for the Property (the “Operating Expenses”), and the Parties desire to provide for the proration of the Operating Expenses for the Property for 20____ (the “Closing Year”) and to provide assurances that the Closing Year Operating Expenses will be reconciled by Buyer and Seller for the Tenants and appropriate adjustments will be made between the Buyer and Seller and said tenants.

NOW, THEREFORE, for and in consideration of the mutual terms and conditions contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.          On or before December 15 of the Closing Year, Seller, or any designee of Seller, shall provide to Buyer, or any designee of Buyer, a list of all Operating Expenses paid by Seller for the period during which Seller owned the Property during the Closing Year and a list of all payments received by Seller from the Tenants toward the Closing Year Operating Expenses. The Parties acknowledge that Buyer has received credits at the Closing of the sale of the Property (the “Closing”) in the amounts as identified on Exhibit B. Prior to the Closing, Seller paid all Closing Year Operating Expenses which became due and payable prior to the Closing. Thus, Seller shall retain all amounts which have been previously received by Seller for the Closing Year Operating Expenses through the Closing and subject to the Operating Expenses credit described above and shown on the settlement statement at Closing. After the Closing, Buyer shall pay all Operating Expenses which become due and payable and shall collect all Operating Expense payments from Tenants thereafter. Buyer, or any designee of Buyer, will reconcile Operating Expenses and provide to Seller and Buyer simultaneously drafts of the reconciliations that are proposed to be sent to the Tenants and will also notify Seller and Buyer of any amounts owed by Seller to Buyer or owed by Buyer to Seller and supporting documents and calculations evidencing same, all by March 15 of the year immediately following the Closing Year, and such payment will be made in good funds no later than fifteen (15) days after Buyer and Seller receive these documents.

Seller _____ Buyer _____

2.          Buyer agrees to pay all ad valorem taxes owed on the Property by December 31 of the Closing Year.

3.          Buyer agrees to assume all of Seller’s obligations to provide common area maintenance as required under the Leases. Seller shall have no further obligations of any kind related to the Property and immediately after the Closing, Buyer shall take all action necessary to have any ongoing services transferred into Buyer’s name and to initiate any new services which were previously provided by Seller under contracts which were terminated as of the Closing.

[SIGNATURE PAGE FOLLOWS.]

Seller _____ Buyer _____

IN WITNESS WHEREOF, Seller and Buyer have caused this instrument to be executed by their duly authorized corporate officers, all as of the day and year first above written.

EXECUTED by the Seller this ___ day of _______________, 20___.

Witness as to Seller:	SELLER:

By:

Print Name:

Its:

EXECUTED by the Buyer this ___ day of _______________, 20___.

Witness as to Buyer:	BUYER:

By:

Print Name:

Its:

EXHIBIT “G”

DUE DILIGENCE ITEMS

1.	All tenant leases, amendments and guarantees and documentation affecting the lease
2.	Certified current rent roll
3.	Environmental reports
4.	Financial reports on a cash basis, including general ledger, tax returns, profit and loss statements, cash flow statements, balance sheets, bank records, for the Property for the previous three (3) years and current fiscal year to date
5.	2018 CAM reconciliation letters and supporting documents sent to each tenant;
6.	YTD tenant ledgers
7.	List of tenant arrears, if any
8.	A list of any additional tenant-related financial obligations of Seller/Owner as to the Property, if any
9.	A list of service contracts for the Property
10.	A list of utilities accounts paid by owner as to the Property
11.	Existing Title Policy
12.	Most recent Property surveys
13.	Copies of Property tax statements
14.	Copies of current tenant insurance certificates or other evidence of coverage pertaining to the Property
15.	Fire sprinkler reports including monitoring information, if any
16.	Notice of any current or pending litigation, citations or violations, if any
17.	Copy of insurance loss runs last 5-years, if any
18.	Construction documents and geotechnical reports, if any
19.	Existing warranties.
20.	Certificates of Occupancy, if any.
21.	Occupancy report for the trailing three (3) years.
22.	Such additional documentation as may be reasonably required by Buyer’s lender.

EXHIBIT “H”

FORM OF DEED

Prepared by and return to:

STATE OF SOUTH CAROLINA	)	TITLE TO REAL ESTATE
	)	(Special Warranty Deed)
COUNTY OF GREENVILLE	)

KNOW ALL MEN BY THESE PRESENTS, that______________, (“Grantor”), for and in consideration of the sum of Ten and 00/100 ($10.00) Dollars, and other good and valuable consideration, to Grantor in hand paid at or before the sealing of these presents by _____________, a ____________, whose mailing address is c/o Somerset Apartment Management, LLC, 6525 Morrison Blvd., Suite 400, Charlotte, NC 28211 (“Grantee”), the receipt of which is hereby acknowledged, has granted, bargained, sold and released, and by these presents does grant, bargain, sell and release, unto the Grantee, and its heirs, successors and assigns forever, the following described property, to-wit (the “Premises”):

See Exhibit A attached hereto and incorporated herein by reference.

TOGETHER WITH, all and singular, the rights, members, hereditaments and appurtenances to the said Premises belonging or in anywise incident or appertaining, and SUBJECT TO (a) all ad valorem taxes due and not yet payable, and (b) the permitted exceptions more particularly described in Exhibit B attached hereto and incorporated herein by reference (collectively, the “Permitted Exceptions”), which shall run with title to the Premises and be binding upon Grantee, its heirs, successors and assigns.

TO HAVE AND TO HOLD, all and singular, the Premises unto the Grantee, and its heirs, successors and assigns, forever.

AND subject to the Permitted Exceptions, Grantor does hereby bind Grantor, Grantor’s heirs, successors and assigns, to warrant and forever defend, all and singular, the Premises unto Grantee, its successors and assigns, against Grantor and Grantor’s heirs, successors and assigns, so that neither Grantor nor those claiming under Grantor shall hereafter have any interest in or claim the same, or any part thereof.

[Remainder of Page Left Blank Intentionally]

IN WITNESS WHEREOF, Grantor has executed this instrument as of the ____ day of _____________, 2019.

SIGNED, SEALED AND DELIVERED IN THE PRESENCE OF:	GRANTOR:

[_______________________]

[NOTARY BLOCK]

EXHIBIT “A”

to Special Warranty Deed

between __________ Grantors

and ____________, Grantee

LEGAL DESCRIPTION

EXHIBIT “B”

to Special Warranty Deed

between

_______________, Grantor and

____________, Grantee

PERMITTED EXCEPTIONS

EXHIBIT “I”

ASSIGNMENT AND ASSUMPTION OF LEASES, SECURITY DEPOSITS,

SERVICE CONTRACTS AND INTANGIBLE RIGHTS

This Assignment and Assumption of Leases, Security Deposits, Service Contracts and Intangible Rights made this ______ day of ____________, 2019, by and between __________________, a _________, hereinafter referred to as “Seller,” and _______________________, a Delaware limited liability company, hereinafter referred to as “Buyer.”

WITNESSETH:

WHEREAS, Seller and Buyer entered into that certain Contract of Purchase and Sale dated ____________ ____, 2019, for the sale of certain real property located at 48 Brookfield Oaks Drive, Greenville, South Carolina 29607 (the “Contract”), which Contract provides for the sale, transfer and assignment by Seller to Buyer, and Buyer’s assumption of, certain leases, security deposits, service contracts and other intangible rights.

NOW, THEREFORE, in consideration of the foregoing premises, the consideration set forth in the above referenced Contract and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged:

1.          Seller does hereby grant, sell, assign, transfer and convey unto Buyer all of Seller’s right, title and interest in and to all of those tenant leases listed and set forth in Schedule 1 hereto and incorporated herein by this reference (the “Leases”). Seller does hereby grant, sell, assign, transfer and convey unto Buyer, its successors and assigns, all of Seller’s right, title and interest in and to the security deposits held by Seller on account of tenants under the Leases with respect to which Buyer received a credit at Closing and which are listed and set forth in Schedule 1 hereto and incorporated herein by this reference (the “Security Deposits”). The parties acknowledge that the physical transfer of the Security Deposits was accomplished by a credit against the purchase price under the Contract. Buyer accepts the assignment of all of the Leases, and Buyer does hereby assume and undertake to abide by the same according to their respective terms and conditions but only as to obligations arising thereunder from and after the date hereof and further assumes all liability of Seller for the proper refund or return of the Security Deposits as required by the Leases.

2.          Seller does hereby grant, sell, assign, transfer and convey unto Buyer all of Seller’s right, title and interest in and to the service contracts and other agreements described or listed on Schedule 2 attached hereto and made a part hereof (the “Assumed Contracts”).

3.          Buyer accepts the assignment of the Assumed Contracts and Buyer does hereby assume and undertake to abide by the same according to their respective terms and conditions but only as to obligations arising thereunder from and after the date hereof and further assumes all liability of Seller and does hereby agree to indemnify and hold Seller harmless from any claims and for all loss, injury or damage sustained or claimed to have been sustained, including reasonable attorneys’ fees and court costs, by Seller by reason of the failure of Buyer to fulfill, perform, discharge, and observe its obligations under the Leases and the Assumed Contracts, accruing on or after the date hereof which are not a result of prior acts or inactions of Seller. Seller does hereby agree to indemnify and hold Buyer harmless from any claims and for all loss, injury or damage sustained or claimed to have been sustained, including reasonable attorneys’ fees and court costs, by Buyer by reason of the failure of Seller to fulfill, perform, discharge, and observe its obligations under the Leases and the Assumed Contracts, accruing before the date hereof.

4.          Any and all rights to advertising copy and promotional materials used by Seller in connection with the Property, intangible property that is used by Seller in connection with the operation of the Property, including but not limited to any logos or trademarks, guaranties, warranties, architectural and engineering plans and specifications, permits, approvals, licenses and development rights that exist as of the date hereof, if any (the “Intangible Personal Property”).

TO HAVE AND TO HOLD the same unto Buyer, its successors and assigns, from and after the date hereof.

5.          Seller represents, warrants and covenants to and with Buyer that:

(a)          Seller has the right to assign all of the Leases, Security Deposits, Assumed Contracts and Intangible Personal Property to Assignee as contemplated herein;

(b)          Schedule 1 and Schedule 2 are true, correct and complete in all material respects, to the best of Seller’s knowledge.

6.          Said property is conveyed “AS IS” without warranty or representation, except as expressly provided herein and in (and subject to the limitations of) the Contract.

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[signatures continue on next page]

IN WITNESS WHEREOF, Seller and Buyer have executed this instrument on the day and date first above written.

SELLER:

[______________]

By:
Name:
Title:

BUYER:

By:
Name:
Title:

SCHEDULE 1

TO

ASSIGNMENT AND ASSUMPTION OF LEASES, SECURITY DEPOSITS,

SERVICE CONTRACTS AND INTANGIBLE RIGHTS

RENT ROLL

[To Be Attached]

SCHEDULE 2

TO

ASSIGNMENT AND ASSUMPTION OF LEASES, SECURITY DEPOSITS,

SERVICE CONTRACTS AND INTANGIBLE RIGHTS

ASSUMED CONTRACTS

[To Be Attached]

EXHIBIT “J”

BILL OF SALE

KNOW ALL MEN BY THESE PRESENTS, that ________________ (“Seller”), in consideration of Ten and 00/100 Dollars ($10.00), the receipt and sufficiency of which is hereby acknowledged, does hereby sell, assign, transfer, convey and set over unto ________________, a Delaware limited liability company (“Buyer”), all personal property situated on the Land (as defined in the Contract of Sale and Purchase dated __________ ____, 2019, as may be amended, between Seller and Buyer (the “Contract”)) excluding any portion thereof owned by the tenants of the Property (as defined in the Contract, including, without limitation, the personal property set forth on Exhibit A attached hereto and made a part hereof by this reference (the “Personal Property”).

TO HAVE AND TO HOLD the Personal Property unto Buyer and Buyer’s heirs, legal representatives, successors and assigns forever.

Seller hereby represents, covenants and warrants to Buyer that the Personal Property is free from all encumbrances created by Seller and that Seller has the right to sell the Personal Property as aforesaid.

EXCEPT AS OTHERWISE PROVIDED IN THE PURCHASE AGREEMENT, ALL WARRANTIES OF QUALITY, OF FITNESS FOR A PARTICULAR PURPOSE AND MERCHANTABILITY ARE EXPRESSLY EXCLUDED. THE PERSONAL PROPERTY SOLD HEREUNDER IS SOLD IN “AS IS” CONDITION WITHOUT ANY REPRESENTATION OR WARRANTY BY SELLER.

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[signatures continue on next page]

IN WITNESS WHEREOF, Seller has signed this Bill of Sale this ______ day of _____________, 2019.

SELLER:

[______________]

By:
Name:
Title:

EXHIBIT A

TO

BILL OF SALE

INVENTORY LIST

[To Be Attached]